UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 6, 2022

BuzzFeed, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39877	85-3022075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 East 18th Street

New York, New York 10003

(Address of registrant’s principal executive offices, and zip code)

(646) 589-8592

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	BZFD	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	BZFDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 6, 2022, the board of directors (the “Board”) of BuzzFeed, Inc. (the “Company”) appointed Christian Baesler, age 32, as Chief Operating Officer of the Company.

Mr. Baesler joined the Company in connection with the Company’s acquisition of Complex Media, Inc. (“Complex”) as Chief Executive Officer of Complex Networks on December 3, 2021 (the “Closing Date”). Mr. Baesler began serving as Chief Executive Officer of Complex Networks in January 2021 and continues to serve in that role. Mr. Baesler previously served as President of Complex Networks from 2018 to January 2021. Mr. Baesler also previously held roles as Group Managing Director, President, Vice President, Director, and Trainee at Bauer Media Group from 2008 to 2018. Mr. Baesler holds a B.S. in Business Informatics from Nordakademie University of Applied Sciences.

Mr. Baesler is party to an Offer Letter with the Company, dated June 19, 2021 (the “Offer Letter”). Pursuant to Mr. Baesler’s Offer Letter, he receives an annual base salary of $400,000 and is eligible to receive a cash bonus of up to 60% of his annual base salary, subject to the achievement of certain performance criteria. Pursuant to the terms of Mr. Baesler’s Offer Letter, and subject to the approval of the Board, Mr. Baesler is entitled to receive a one-time initial grant of restricted stock units with respect to 688,500 shares of the Company’s Class A common stock, which will vest as to one-third of the shares on the date that is one year following the Closing Date and then in equal quarterly installments over the next 24 months thereafter, subject to his continued service to the Company. In addition, Mr. Baesler will be eligible to receive an annual equity award payable in a combination of restricted stock units, stock options and/or performance stock units, with a grant date value of $900,000 and which shall vest over a three-year period measured from the date of the grant. Both awards are expected to be granted in the first quarter of 2022.

Mr. Baesler’s Offer Letter also provides that he will remain eligible under the Complex Media, Inc. Long-Term Cash Incentive Plan to receive $950,000 (the “LTIP Payment”) in accordance with his award agreement with Complex dated as of January 1, 2020 (the “LTIP Agreement”). Subject to Mr. Baesler’s continued service through December 31, 2022, he is eligible to receive the LTIP Payment. If prior to December 31, 2022, Mr. Baesler is subject to a qualifying termination, he will be eligible to receive the LTIP Payment, subject to the terms and conditions of the LTIP Agreement.

Pursuant to Mr. Baesler’s Offer Letter, if Mr. Baesler is subject to a qualifying termination in connection with, or within 12 months following, a change in control of the Company, he would become entitled to 12 months continuation of his then current base salary, 100% of his target bonus, 12 months reimbursement of COBRA premiums and 100% acceleration of unvested equity awards (including those that vest upon performance criteria). If Mr. Baesler is subject to a qualifying termination not in connection with, or more than 12 months following a change in control of the Company, he would become entitled to 9 months continuation of his then current base salary, 75% of his target bonus, 9 months reimbursement of COBRA premiums and 50% acceleration of unvested equity awards (excluding those that vest upon performance criteria).

The Company is entering into its standard form of indemnification agreement with Mr. Baesler. The form of the indemnification agreement was previously filed by the Company as Exhibit 10.16 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2021 and incorporated by reference herein.

Mr. Baesler is also party to a non-competition agreement with the Company, which contains non-competition and non-solicitation of employees provisions. Under the agreement, Mr. Baesler cannot compete with the Company for a period of 18 months following the Closing Date.

There are no arrangements or understandings between Mr. Baesler and any other persons, pursuant to which he was appointed as Chief Operating Officer. There are also no family relationships between Mr. Baesler and any director or executive officer of the Company, nor does Mr. Baesler have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On January 6, 2022, the Company issued a press release announcing the appointment of Mr. Baesler as the Company’s Chief Operating Officer. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

Exhibit Number	Description
99.1	Press Release posted to the Company’s Investor Relations Website on January 6, 2022.

104	Cover Page Interactive Data File ((formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2022
BuzzFeed, Inc.

	By:	/s/ Jonah Peretti
Name: Jonah Peretti
Title: Chief Executive Officer